Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 17, 2015, among Trulia, Inc., a Delaware corporation (the “Company”), Zillow Group, Inc., f/k/a Zebra Holdco, Inc., a Washington corporation (“Zillow Group”), and Wells Fargo Bank, National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of December 17, 2013 (the “Indenture”), pursuant to which the Company issued its 2.75% Convertible Senior Notes due 2020 (the “Notes”);

WHEREAS, the Company entered into the Agreement and Plan of Merger, dated as of July 28, 2014 (the “Merger Agreement”) by and among Zillow, Inc. (“Zillow”), Zillow Group and the Company;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, a wholly owned subsidiary of Zillow Group will merge with and into the Company (the “Merger”) and the Company will continue as the surviving corporation in the Merger and a wholly owned subsidiary of Zillow Group;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger, each share of common stock, par value $0.00001 per share, of the Company (the “Tulia Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than the shares of Trulia Common Stock held by the Company, Zillow Group, Zillow, or any direct or indirect wholly owned subsidiary of Zillow or the Company) will be converted into the right to receive 0.444 of a share of Class A Common Stock, par value $0.0001 per share, of Zillow Group (the “Zillow Group Class A Common Stock”);

WHEREAS, Section 14.07(a) of the Indenture provides that upon the occurrence of any Merger Event, then the successor or purchasing person shall enter into a supplemental indenture with the Trustee to provide that the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Trulia Common Stock equal to the Conversion Rate immediately prior to any such Merger Event would have owned or been entitled to receive upon such Merger Event;

WHEREAS, Zillow Group desires to fully and unconditionally guarantee all of the payment obligations of the Company under the Notes and the Indenture so as to make available the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 3(a)(9) of the Act for shares of Zillow Group Class A Common Stock delivered upon conversion of the Notes following the Merger;

WHEREAS, pursuant to Section 10.01 of the Indenture, the Company and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, (i) adding guarantees with respect to the Notes, (ii) making any change that does not adversely affect the rights of any Holder, or (iii) in connection with any Merger Event, providing that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02, and make such related changes to the terms of the Notes to the extent expressly required or permitted by Article 14;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 10.05, 11.03 and 14.07(b) of the Indenture; and

WHEREAS, the Company and Zillow Group have requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Zillow Group and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions in the Supplemental Indenture . A term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION RIGHT

Section 2.1 Conversion Right. The Company and Zillow Group expressly agree that, in accordance with Section 14.07 of the Indenture, at and after the effective time of the Merger, the Holder of each Note that was outstanding as of the effective time of the Merger shall have the right to convert each $1,000 principal amount of such Note into the number of shares of Zillow Group Class A Common Stock that a Holder of a number of shares of Trulia Common Stock equal to the Conversion Rate immediately prior to the effective time of the Merger would have been entitled to receive upon the Merger. For purposes of this Supplemental Indenture, “Reference Property” and “unit of Reference Property,” as defined in the Indenture, means Zillow Group Class A Common stock and 0.444 shares of Zillow Group Class A Common Stock, respectively. Upon the consummation of the Merger, references to “Common Stock” in the Indenture shall be deemed to refer to the Reference Property and references to “shares of Common Stock” in the Indenture shall be deemed to refer to units of Reference Property.

ARTICLE 3

ZILLOW GROUP GUARANTEE

Section 3.1 Guarantee. Zillow Group (the “Guarantor”) hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, this Supplemental Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(a) the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, each of the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption, conversion or otherwise, and interest on the overdue principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of and accrued and unpaid interest on, each of the Notes, if lawful, and all other obligations of the Company to the Holder or the Trustee under the Indenture, this Supplemental Indenture and the Notes will be promptly paid or performed in full when due, whether at maturity, by acceleration, redemption, conversion or otherwise; and

(b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise (collectively, such guarantee, the “Note Guarantee”).

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor will be obligated to pay or perform the same immediately. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes or the Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 of the Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of this Note Guarantee.

Section 3.2 Limitation on Guarantor Liability. The Guarantor, and by its acceptance of this Note Guarantee, each Holder, hereby confirms that it is the intention of all such parties that this Note Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Note Guarantee.

Section 3.3 Execution. To evidence the Note Guarantee set forth in Section 3.01 hereof, this Supplemental Indenture will be executed on behalf of the Guarantor by one of its Officers.

The Guarantor hereby agrees that the Note Guarantee set forth in Section 3.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

If an Officer whose signature is on this Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Note on which the Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Guarantor.

Section 3.4 Releases. Upon the satisfaction and discharge of the Indenture in accordance with Article 3 of the Indenture, the Guarantor will be released and relieved of any obligations under the Note Guarantee.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.2 Governing Law. THIS SUPPLEMENTAL INDENTURE, THE NOTE GUARANTEE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE

GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.3 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TRULIA, INC.

By:	/s/ Peter Flint
	Name:	Peter Flint
	Title:	Chief Executive Officer

ZILLOW GROUP, INC.

By:	/s/ Chad M. Cohen
	Name:	Chad M. Cohen
	Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Tu
	Name:	Michael Tu
	Title:	Assistant Vice President